EXHIBIT 99.1
NEWS RELEASE

For Release on July 26, 2005 4:00 PM (ET) (925) 328-4656	Contact: Mark H. Cosmez II Vice President, Finance/Chief Financial Officer
Giga-tronics Reports First Quarter Profit
          San Ramon, CA — Giga-tronics Incorporated (NASDAQ: GIGA) reported today a net profit of $233,000 or $0.05 per fully diluted share for the quarter ending June 25, 2005. This compares with a net profit of $357,000 or $0.08 per fully diluted share for the same period a year ago.
          Profit from continuing operations for the first quarter was $227,000 or $0.05 per fully diluted share compared to a profit from continuing operations of $314,000 or $0.07 per fully diluted share for the same period a year ago.
          Net sales from continuing operations increased 2% to $5,783,000 in the first quarter of fiscal 2006 versus $5,700,000 in the first quarter of fiscal 2005.
          Orders from continuing operations increased 58% in the first quarter of FY 2006 from the same quarter a year ago. Our book-to-bill ratio in the first quarter of fiscal 2006 was 0.95 compared to 0.61 in the first quarter of last year.
          Orders booked in the first quarter from continuing operations were $5,493,000 compared to $3,467,000 last year. Backlog at quarter end was $15.5 million (approximately $8.2 million is shippable within one year) as compared to $14.1 million (approximately $5.8 million was shippable within one year) at the end of the first quarter of the prior year.
          Cash and cash equivalents at June 25, 2005 were $2,667,000 compared to $2,540,000 as of March 26, 2005.

     Giga-tronics will host a conference call today at 4:30 PM ET to discuss the first quarter results. To participate in the call, dial 612-332-0923. The call will also be broadcast over the internet at www.gigatronics.com under “Corporate Info/Investor Relations”. The conference call discussion reflects management’s views as of July 26, 2005 only.
     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.
     Giga-tronics is a publicly held Company, traded on the NASDAQ Small Cap Market under the symbol “GIGA”.
     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-KSB for the fiscal year ended March 26, 2005 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	June 25, 2005	March 26, 2005
(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,667	$2,540
Notes receivable	4	7
Trade accounts receivable, net	3,918	3,145
Inventories	6,158	6,257
Prepaid expenses and other assets	156	227

Total current assets	12,903	12,176

Property and equipment, net	582	674
Other assets	97	111

Total assets	$13,582	$12,961

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$1,422	$1,075
Accrued commissions	347	200
Accrued payroll and benefits	686	720
Accrued warranty	345	378
Customer advances	14	2
Income taxes payable	4	—
Other current liabilities	412	464

Total current liabilities	3,230	2,839
Deferred rent	292	310

Total liabilities	3,522	3,149

Shareholders’ equity
Preferred stock of no par value;
Authorized 1,000,000 shares; no shares outstanding at June 25, 2005 and March 26, 2005	—	—
Common stock of no par value;
Authorized 40,000,000 shares; 4,734,646 shares at June 25, 2005 and 4,728,646 shares at March 26, 2005 issued and outstanding	12,771	12,756
Accumulated deficit	(2,711)	(2,944)

Total shareholders’ equity	10,060	9,812

Total liabilities and shareholders’ equity	$13,582	$12,961

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
(In thousands except per share data)	June 25, 2005	June 26, 2004
(Unaudited)
Net sales	$5,783	$5,700

Cost of sales	3,138	3,129

Gross profit	2,645	2,571

Product development	966	844
Selling, general and administrative	1,453	1,413

Operating expenses	2,419	2,257

Operating income	226	314

Interest income, net	5	4

Income from continuing operations before income taxes	231	318
Provision for income taxes	4	4

Income from continuing operations	227	314
Income on discontinued operations, net of income taxes	6	43

Net income	$233	$357

Basic net income per share:
From continuing operations	$0.05	$0.07
On discontinued operations	0.00	0.01

Basic net income per share	$0.05	$0.08

Diluted net income per share:
From continuing operations	$0.05	$0.07
On discontinued operations	0.00	0.01

Diluted net income per share	$0.05	$0.08

Shares used in per share calculation:
Basic	4,731	4,725

Dilutive	4,912	4,745